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                                                                EXHIBIT 10.10(1)

     The Registrant makes available an Executive Disability Coverage program to provide disability benefits to approximately 120 officers and management employees. The Executive Disability Coverage is designed to replace 80% of the base salary of the employee (excluding incentive compensation) up to a maximum of $25,000 per month benefit. Under the Executive Disability Coverage, the employee pays for the premiums.